Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
August 4, 2009	Richard E. Leone
Director — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES SECOND QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), today released results for the second quarter of 2009.
Second Quarter 2009 Results
•	Net sales for the second quarter were $104.4 million

•	Diluted earnings per share were $0.01 for the second quarter

•	Titanium mill product shipments for the quarter were 2.7 million pounds at an averaged realized price of $22.23 per pound
     During the second quarter, the Company reported net income of $0.1 million, or $0.01 per diluted share, on net sales of $104.4 million. During the second quarter of 2008, the Company earned net income of $18.6 million, or $0.81 per diluted share, on net sales of $159.8 million. Second quarter 2009 results were negatively affected primarily by continued weakness in commercial aerospace demand, sustained softness in the energy and industrial markets, and the impact from lower utilization and other operational inefficiencies in the Fabrication Group. Results also include a $2.3 million charge in the quarter associated with the U.S. Customs’ investigation related to the Company’s previously filed duty drawback claims.
     For the six months ended June 30, 2009, the Company reported net sales of $210.4 million, compared with net sales of $310.5 million for the same period a year ago. For the six-month period, the Company reported a net loss of $1.3 million, or $0.06 per diluted share, compared with net income of $40.9 million, or $1.76 per diluted share for the same period a year ago. Year-to-date results also include a $2.5 million charge associated with the U.S. Customs’ investigation related to the Company’s previously filed duty drawback claims.
     Despite the continued global economic and market challenges, particularly in the commercial aerospace sector, the Company generated $16.7
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August 4, 2009

million of operating cash flow during the second quarter. Capital expenditures during the quarter were $19.1 million.
Distribution Group
     For the second quarter of 2009, the Distribution Group posted operating income of $2.7 million on net sales of $50.7 million. During the same period in 2008, this Group earned operating income of $7.2 million on net sales of $66.3 million.
     Year-to-date, the Distribution Group reported net sales of $100.4 million resulting in operating income of $4.9 million, compared with net sales of $131.9 million and operating income of $14.9 million from the same period in the prior year.
     Demand continued to be depressed across all products in the quarter and was exacerbated by additional delays and cancellations to certain military and commercial aerospace platforms. Until demand improves, significant excess mill capacities and high distributor and end user inventories will remain. However, the general deterioration in pricing for most products slowed or halted during the quarter.
Fabrication Group
     During the second quarter of 2009, the Fabrication Group posted an operating loss of $6.4 million on net sales of $26.5 million. For the same period in 2008, this Group had an operating income of $5.3 million on net sales of $41.2 million.
     This Segment continues to be challenged by the ongoing delays in the production of the Boeing 787 Dreamliner® resulting in lower utilization and other operational inefficiencies. This Group’s operating loss was also negatively impacted as work was undertaken to recover from the production issues that occurred during the first quarter.
     For the first six months of 2009, the Fabrication Group reported net sales of $52.6 million resulting in an operating loss of $13.7 million compared with net sales of $71.1 million and operating income of $2.4 million for the same period in the prior year.
Titanium Group
     For the second quarter of 2009, the Titanium Group posted operating income of $2.1 million on sales of $62.4 million, including intersegment sales of $35.3 million. Results include a $2.3 million charge in the quarter associated with the U.S. Customs’ investigation related to our previously filed duty
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drawback claims. During the same period in 2008, this Group earned operating income of $18.4 million on sales of $96.0 million, including intersegment sales of $43.6 million.
     During the first six months of 2009, the Titanium Group posted operating income of $6.3 million on sales of $126.5 million, including intersegment sales of $69.0 million. Year-to-date results include $2.5 million in duty drawback related charges. Year-to-date, profitability has declined compared to the prior year, which reported operating income of $46.8 million on sales of $198.2 million, including intersegment sales of $90.7 million.
     Mill product shipments for the second quarter were 2.7 million pounds at an average realized price of $22.23 per pound, compared to mill product shipments of 3.9 million pounds in the second quarter of 2008 at an average realized price of $23.29 per pound.
     Mill product shipments for the first six months of 2009 were 5.4 million pounds at an average realized price of $22.22 per pound compared to mill product shipments of 7.7 million pounds in 2008 at an average realized price of $24.12 per pound.
     As a result of the combination of excess titanium inventory in the commercial aerospace supply chain, as well as reduced end market demand for titanium mill products, the year-over-year decline in volumes was as expected. As experienced during the first quarter of 2009, the year-over-year decline in pricing for the second quarter was driven primarily by a larger portion of total sales under long-term agreements to total sales.
CEO Comment
     Dawne S. Hickton, Vice Chairman and CEO commented, “Since our earnings call in April, market conditions have not improved in any of our sectors. However, we believe that we are at the bottom of the trough, but we do not expect a turnaround in overall demand until at least the second half of 2010. Fortunately our long-term customer agreements and ability to manage expenses allow us to operate profitably in our Titanium and Distribution segments. Nonetheless, even though we expect the financial impact of the operational issues at the two units in the Fabrication Segment to be behind us during the third quarter, this Segment will continue to operate at a loss until the production schedule for the 787 Dreamliner® ramps up in a reliable and visible manner.
     “Until activity in the commercial aerospace sector improves and gains traction, we will continue to remain focused on expense reductions and managing our cash and debt levels. In fact, in order to reduce net interest expense, since the quarter ended, we prepaid $78.8 million of our $225 million term loan.”
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Outlook
     In light of continuing delays in the commercial aerospace sector and its impact on the current excess titanium inventory in the supply chain, as well as supply and demand trends for metallic sourcing, the Company continues to evaluate how long to extend the delay of its titanium sponge project in Hamilton, Mississippi. As part of this evaluation, the Company is exploring the availability of alternative sponge sources that would meet its future needs.
Conference Call Information
     To participate in today’s call at 11 a.m. Eastern Time, please dial toll free (USA/Canada) 800-447-0521 or (International) 847-413-3238 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Replay Information
     Replay of the call will be available one hour after the conference ends and remains accessible until Tuesday, August 18, 2009, at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-8996 or (International) 630-652-3044 and enter passcode #24942267.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the Company’s ability to access financial markets and to maintain current covenant requirements, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, long-term contracts, the outcome of U.S. Customs’ investigation of the Company’s duty drawback claims, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
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Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$104,354	$159,829	$210,408	$310,477
Cost and expenses:
Cost of sales	90,859	110,626	180,621	209,216
Selling, general, and administrative expenses	14,595	17,798	31,142	36,106
Research, technical, and product development expenses	503	511	1,027	1,035

Operating income (loss)	(1,603)	30,894	(2,382)	64,120
Other income	855	(975)	1,754	(680)
Interest income	427	470	1,068	1,373
Interest expense	(2,355)	(266)	(4,776)	(616)

Income (loss) before income taxes	(2,676)	30,123	(4,336)	64,197
Provision for (benefit from) income taxes	(2,801)	11,510	(3,002)	23,347

Net Income (loss)	$125	$18,613	$(1,334)	$40,850

Earnings per share:
Basic	$0.01	$0.81	$(0.06)	$1.77

Diluted	$0.01	$0.81	$(0.06)	$1.76

Weighted-average shares outstanding:
Basic	22,898,490	22,835,487	22,887,743	22,899,615

Diluted	22,971,124	23,048,041	22,887,743	23,151,361

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August 4, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$261,069	$284,449
Receivables, less allowance for doubtful accounts of $594 and $2,260	57,262	79,778
Inventories, net	278,774	274,330
Deferred income taxes	29,746	29,456
Other current assets	15,243	11,109

Total current assets	642,094	679,122
Property, plant, and equipment, net	291,356	271,062
Goodwill	48,615	47,984
Other intangible assets, net	13,487	13,196
Deferred income taxes	19,696	15,740
Other noncurrent assets	1,893	2,099

Total assets	$1,017,141	$1,029,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,875	$54,422
Accrued wages and other employee costs	10,546	20,452
Unearned revenue	22,660	22,352
Current portion of long-term debt	24,319	1,375
Current liability for post-retirement benefits	2,632	2,632
Current liability for pension benefits	121	121
Other accrued liabilities	19,112	18,167

Total current liabilities	122,265	119,521
Long-term debt	217,033	238,550
Noncurrent liability for post-retirement benefits	31,246	30,732
Noncurrent liability for pension benefits	26,995	26,535
Deferred income taxes	154	154
Other noncurrent liabilities	10,999	11,777

Total liabilities	408,692	427,269

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,813,584 and 23,688,010 shares issued; 23,119,270 and 23,004,136 shares outstanding	238	237
Additional paid-in capital	309,666	307,604
Treasury stock, at cost; 694,314 and 683,874 shares	(16,979)	(16,891)
Accumulated other comprehensive loss	(40,478)	(46,352)
Retained earnings	356,002	357,336

Total shareholders’ equity	608,449	601,934

Total liabilities and shareholders’ equity	$1,017,141	$1,029,203

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RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
Cash provided by operating activities (including depreciation and amortization of $10,762 and $9,622 for the six months ended June 30, 2009 and 2008, respectively)	$18,980	$33,501

Cash used in investing activities	(45,167)	(48,122)

Cash provided by (used in) financing activities	871	(7,358)

Effect of exchange rate changes on cash and cash equivalents	1,936	(712)

Decrease in cash and cash equivalents	(23,380)	(22,691)
Cash and cash equivalents at beginning of period	284,449	107,505

Cash and cash equivalents at end of period	$261,069	$84,814

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RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales:
Titanium Group	$27,124	$52,374	$57,427	$107,501
Intersegment sales	35,278	43,579	69,029	90,668

Total Titanium Group net sales	62,402	95,953	126,456	198,169

Fabrication Group	26,487	41,152	52,551	71,064
Intersegment sales	14,210	23,116	28,575	45,567

Total Fabrication Group net sales	40,697	64,268	81,126	116,631

Distribution Group	50,743	66,303	100,430	131,912
Intersegment sales	588	295	1,265	1,118

Total Distribution Group net sales	51,331	66,598	101,695	133,030
Eliminations	50,076	66,990	98,869	137,353

Total consolidated net sales	$104,354	$159,829	$210,408	$310,477

Operating income (loss):
Titanium Group before corporate allocations	$4,496	$21,330	$11,475	$52,687
Corporate allocations	(2,386)	(2,897)	(5,144)	(5,902)

Total Titanium Group operating income	2,110	18,433	6,331	46,785

Fabrication Group before corporate allocations	$(4,213)	$7,674	$(8,865)	$7,218
Corporate allocations	(2,222)	(2,368)	(4,791)	(4,798)

Total Fabrication Group operating income (loss)	(6,435)	5,306	(13,656)	2,420

Distribution Group before corporate allocations	$4,488	$9,130	$8,752	$18,907
Corporate allocations	(1,766)	(1,975)	(3,809)	(3,992)

Total Distribution Group operating income	2,722	7,155	4,943	14,915

Total consolidated operating income	$(1,603)	$30,894	$(2,382)	$64,120

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